Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Gerald T. Mulligan President & CEO (978) 725-7555
LSB Corporation Announces Fourth Quarter 2006 and Annual Financial Results, Quarterly Dividend
NORTH ANDOVER, MA, — (MARKET WIRE) — January 25, 2007 — LSB Corporation (NASDAQ-LSBX) (the “Corporation” or the “Company”) today announced fourth quarter 2006 net income of $1.0 million, or $0.22 per diluted share, as compared to net income of $1,683,000, or $0.37 per diluted share, for the fourth quarter of 2005. As a result of the previously announced pension termination, the Company recorded in the fourth quarter of 2006 a curtailment gain of approximately $600,000 on a pre-tax basis (after-tax benefit of $355,000, or $0.08 per diluted share) due to the reversal of the accrued pension liability. The remaining accrued pension liability of $760,000 on a pre-tax basis is expected to be recorded as settlement gains upon the final distribution of the pension assets during 2007. In the fourth quarter of 2005, the Company received $2.2 million (after-tax benefit of $1.3 million, or $0.29 per diluted share) from the final distribution of a lawsuit judgment awarded to the Company’s banking subsidiary River Bank.
In the twelve months of 2006, net income was $126,000, or $0.03 per diluted share, versus net income of $4,157,000, or $0.92 per diluted share, in the twelve months of 2005. The largest factor in the year-to-date results was the balance sheet restructuring undertaken during the second quarter of 2006 whereby $80 million of investments were sold at a pre-tax loss of $2.4 million (after-tax charge of $1.6 million, or $0.35 per diluted share).
Total non-interest expenses for the fourth quarter of 2006 declined by $296,000 from the fourth quarter of 2005 primarily due to a reduction in the salary and benefit expenses resulting from costs of $487,000 associated with contractual obligations to the former President. Total non-interest expenses for the twelve months of 2006 increased by $1.9 million versus the corresponding period in 2005. The increased costs in 2006 resulted from severance payments to former employees of $780,000 as well as costs associated with stock options granted in current and prior years in the amount of $170,000. Additionally, the Company’s results for the year ended December 31, 2006 were adversely affected by costs in the amount of $870,000 associated with the name change of the Company’s banking subsidiary to River Bank, accelerated depreciation on obsolete fixed assets and damaged equipment resulting from the flood of the corporate headquarters and costs associated with the clean-up and remediation of a preexisting environmental issue at a branch location.
The Company’s net interest margin increased slightly from 2.66% in the twelve months of 2005 to 2.68% in 2006. Although the Company expects the balance sheet restructuring to have a positive impact on its net interest margin in the long-term, much of the restructuring was not completed until late in the second quarter and thus, its effect on the margin during the twelve months was minimal. The net interest margin for the quarter ended December 31, 2006 increased to 2.72% compared to 2.62% for the same quarter of 2005. The Company expects, however, that even taking into account the full impact of the balance sheet restructuring, deposit and borrowing interest rate increases will continue to exert downward pressure on its net interest margin.
Total loans increased $53.6 million from December 31, 2005 to $288.2 million as of December 31, 2006. The increase was in all loan categories and total loans exceeded total investments as of December 31, 2006. As of December 31, 2006, non-performing loans equaled 0.37% of total loans while the allowance for loan losses as a proportion of total loans equaled 1.50% as compared to 1.76% as of December 31, 2005.
President Gerald T. Mulligan stated, “I am pleased to see the strong loan growth throughout 2006 without an apparent diminution in credit quality. Growth in the loan portfolio and the restructuring of the investment portfolio increased the yield on earning assets from 4.88% in 2005 to 5.63% in 2006. While this increase in asset yield is encouraging, the continued inversion of the yield curve and rising cost of short-term funding has greatly muted the benefit of the asset yield increase. Our inability to replace wholesale borrowings with retail deposits has been disappointing and remains our most significant challenge.”
Total assets increased $21.5 million from December 31, 2005 to $543.3 million as of December 31, 2006. The increase in 2006 reflected the strong loan growth since year end 2005 offset by the second quarter balance sheet restructuring which reduced the investment portfolio by approximately $30 million.
Total deposits decreased $7.4 million from December 31, 2005 and totaled $295.7 million as of December 31, 2006. Total borrowed funds increased during the twelve months of 2006 by $31.4 million or 20.5% and totaled $184.8 million as of December 31, 2006.

The Company also announced today a quarterly dividend of $0.14 to be paid on February 22, 2007 to shareholders of record as of February 8, 2007. This dividend represents a 3.38% annualized dividend yield based on the closing stock price of $16.57 on December 31, 2006.
Press releases and SEC filings can be viewed on the internet at our website www.RiverBk.com/press-main.html or www.RiverBk.com/stockholder-info.html, respectively.
LSB Corporation is a Massachusetts corporation that conducts all of its operations through its subsidiary, River Bank (the “Bank”). River Bank is the former Lawrence Savings Bank, a Massachusetts-chartered savings bank organized in 1868. The Bank offers a range of commercial and consumer loan and deposit products and is headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of Boston. River Bank operates 5 full service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 1 full service banking office in Salem, New Hampshire.
The reader is cautioned that this press release may contain certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are expressions of management’s expectations as of the date of this press release regarding future events or trends and which do not relate to historical matters. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, general economic conditions, regulatory considerations and competition. For more information about these factors, please see our recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. As a result of such risk factors and uncertainties, the Company’s actual results may differ materially from such forward-looking statements. The Company does not undertake and specifically disclaims any obligation to publicly release updates or revisions to any such forward-looking statements as a result of new information, future events or otherwise.
LSB Corporation
Select Financial Data
(unaudited)

	Three months ended		Twelve months ended
(At or for the periods ending)	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005

Performance ratios (annualized):
Return on average assets	0.74%	1.27%	0.02%	0.77%
Return on average stockholders equity	6.93%	11.41%	0.22%	7.14%
Net interest margin	2.72%	2.62%	2.68%	2.66%
Interest rate spread (int. bearing only)	2.13%	2.25%	2.22%	2.34%

Dividends paid per share during period	$0.14	$0.14	$0.56	$0.56

(At)	Dec. 31, 2006	Dec. 31, 2005

Capital Ratio:
Stockholders equity to total assets	10.69%	11.48%
Leverage ratio	11.18%	11.34%

Risk Based Capital Ratio:
Tier one	15.76%	19.09%
Total risk based	16.89%	20.34%

Asset Quality:
Allowance for loan losses as a percent of total loans	1.50%	1.76%
Non-performing loans as a percent of total loans	0.37%	0.01%

Per Share Data:
Book value per share	$12.64	$13.42
Tangible book value per share (excludes accumulated other comp. loss)	$13.05	$13.58
Market value per share	$16.57	$17.35

LSB CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(unaudited)

(At)	Dec. 31, 2006	Dec. 31, 2005
Retail loans	$91,190	$73,539
Corporate loans	196,973	161,072

Total loans	288,163	234,611

Allowance for loan losses	(4,309)	(4,126)

Investments available for sale	218,682	46,363
Investments held to maturity	—	213,683
FHLB stock	10,046	10,097

Total investments	228,728	270,143
Federal funds sold	11,871	198
Other assets	18,824	20,974

Total assets	$543,277	$521,800

Deposits	$295,662	$303,087
Borrowed funds	184,782	153,380
Other liabilities	4,752	5,411

Total liabilities	485,196	461,878

Common stock	459	446
Additional paid-in capital	61,578	59,856
Retained earnings (loss)	(2,090)	326
Accumulated other comprehensive loss	(1,866)	(706)

Total stockholders’ equity	58,081	59,922

Total liabilities and stockholders’ equity	$543,277	$521,800

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three months ended		Twelve months ended
(For the period ended)	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005
Interest income	$7,821	$6,487	$28,956	$25,558
Interest expense	4,253	3,107	15,160	11,638

Net interest income	3,568	3,380	13,796	13,920
Provision for loan losses	100	—	160	—

Net interest income after provision for loan losses	3,468	3,380	13,636	13,920
Loss on sale of investments	—	—	(2,417)	—
Lawsuit judgment collected	—	2,223	—	2,233
Curtailment gain on pension termination	602	—	602	—
Other non-interest income	410	432	1,410	1,555
Salary & employee benefits expense	1,739	2,191	7,399	6,899
Other non-interest expense	1,261	1,105	5,621	4,245

Total non-interest expense	3,000	3,296	13,020	11,144
Net income before income taxes	1,480	2,739	211	6,564
Income tax expense	480	1,056	85	2,407

Net income	$1,000	$1,683	$126	$4,157

Basic earnings per share	$0.22	$0.38	$0.03	$0.94
Diluted earnings per share	$0.22	$0.37	$0.03	$0.92

End of period shares outstanding	4,593,617	4,464,033	4,593,617	4,464,033

Average shares outstanding:
Basic	4,576,834	4,464,033	4,543,251	4,427,525
Diluted	4,609,059	4,542,308	4,600,765	4,528,193